Exhibit 10.4

December 12, 2021

Warehouse Technologies LLC

c/o Symbotic

200 Research Drive

Wilmington, Massachusetts 01887

Re:    Sponsor Support Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Support Agreement”) is being delivered to you in accordance with that Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among SVF Investment Corp. 3, a Cayman Islands exempted company incorporated with limited liability (which shall transfer by way of continuation from the Cayman Islands to Delaware on the Closing Date and prior to the Effective Time) (“Acquiror”), Warehouse Technologies LLC, a New Hampshire limited liability company (the “Company”), Symbotic Holdings LLC, a Delaware limited liability company (“Symbotic”), and Saturn Acquisition (DE) Corp., a Delaware corporation and a Wholly Owned Subsidiary of SVF (“Merger Sub”) and the transactions contemplated thereby (the “Business Combination”), from SVF Sponsor III (DE) LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of Acquiror’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”). Certain capitalized terms used herein are defined in paragraph 5 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The Sponsor and certain Insiders are currently, and as of the Closing will be, the record owners of all of the outstanding Founder Shares and outstanding Private Placement Shares, with the Sponsor’s and Insiders’ ownership as of the date hereof detailed on Schedule A hereto.

In order to induce the Company to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees, at all times prior to any valid termination of the Merger Agreement pursuant to its terms, with the Company as follows:

1)	The Sponsor and each Insider irrevocably agrees that it, he or she or they shall:

a)

vote any Ordinary Shares and Founder Shares owned by it, him or her or them (collectively, all such shares, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the Special Meeting;

b)	when the Special Meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

c)

vote (or execute and return an action by written consent), or cause to be voted at the Special Meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any Business Combination Proposal, other than with the Company, its members and/or their respective Affiliates and Representatives, and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror, Merger Sub, the Sponsor or the Insiders, as applicable, contained in the Merger Agreement, the Subscription Agreements or this Sponsor Support Agreement or result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled;

d)

vote (or execute and return an action by written consent), or cause to be voted at the Special Meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, management or the board of directors of Acquiror (other than in connection with the Business Combination and the other proposals related to the Business Combination); and

e)	not redeem any Covered Shares owned by it, him or her or them in connection with such shareholder approval or otherwise.

Prior to the valid termination of the Merger Agreement pursuant to its terms, the Sponsor and each Insider shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws and advisable to consummate the Business Combination on the terms and subject to the conditions set forth in the Merger Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transactions or from any third party; provided, however, that: (a) notwithstanding anything to the contrary contained herein, in no event shall the Sponsor or any Insider be required to pay any consideration to any contractual third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees; (b) all such third-party consents, registrations, approvals, clearances, permits and authorizations may not be obtained, and the respective obligation of a party to the Merger Agreement to consummate the Merger is not subject to all such third-party consents, registrations, approvals, clearances, permits and authorizations being obtained; and (c) notwithstanding anything to the contrary contained herein, and without limiting the generality of the foregoing, nothing shall be deemed to require any Affiliates of Acquiror, other than the Sponsor, to, (i) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of such Affiliate, (ii) take or commit to take actions that limit the freedom of action of such Affiliate with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of such Affiliates, (iii) grant any financial, legal or other accommodation to any Person or (iv) propose, negotiate, commit to or effect any other condition, commitment or remedy of any kind.

The obligations of the Sponsor specified in this paragraph 1 shall apply whether or not the Business Combination or any action described above is recommended by the board of directors of Acquiror.

2)

The Sponsor and each Insider hereby agrees and acknowledges that: (i) prior to any valid termination of the Merger Agreement pursuant to its terms, the Company would be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her or their obligations under paragraph 1 of this Sponsor Support Agreement; (ii) monetary damages would not be an adequate remedy for such breach; and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach. Notwithstanding the foregoing, or anything herein to the contrary, under no circumstances shall any party to this Sponsor Support Agreement be liable for any special, incidental, consequential, exemplary or punitive damages to any other party in respect of this Sponsor Support Agreement, including any breach hereof, except to the extent such damages result from such party’s fraud or such party’s Willful Breach of this Sponsor Support Agreement.

3)

The Sponsor and each Insider hereby agrees that, during the period commencing on the date hereof and ending at the earlier of the Effective Time or valid termination of the Merger Agreement pursuant to its terms, the Sponsor and each Insider shall not enter into, modify or amend any Contract (or waive any provision thereof) between or among the Sponsor or such Insider, anyone related by blood, marriage or adoption to the Sponsor or such Insider or any Affiliate of the Sponsor or such Insider (other than Acquiror and its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, that certain Forward Purchase Agreement, dated as of March 8, 2021, by and among Acquiror and SVF II SPAC Investment 3 (DE) LLC and that certain letter agreement, dated as of the date hereof, from Sponsor and the Insiders to Acquiror and the Company (the “Sponsor Agreement”), that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Sponsor Support Agreement or (y) the Company’s or Acquiror’s ability to perform or satisfy any obligation under the Merger Agreement or Subscription Agreements.

4)

During the period commencing on the date hereof and ending at the earlier of the Effective Time or valid termination of the Merger Agreement pursuant to its terms, the Sponsor and each Insider hereby waives and agrees to not perfect (in each case, for such Person and for such Person’s successors, heirs and assigns), to the fullest extent permitted by Law, any anti-dilution or similar protections with respect to the Covered Shares.

5)

As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act; (ii) “Founder Shares” shall mean the shares of Class B ordinary shares, par value $0.0001 per share, and any securities into which such shares are converted; (iii) “Ordinary Shares” shall mean the Class A ordinary shares, par value $0.0001 per share, of Acquiror, and any securities into which such shares are converted; and (iv) “Private Placement Shares” shall mean the Ordinary Shares that the Sponsor purchased for an aggregate purchase price of $10,400,000, or $10.00 per Ordinary Share, in a private placement that occurred simultaneously with the consummation of Acquiror’s initial public offering and any securities into which such shares are converted.

6)

Notwithstanding anything in this Sponsor Support Agreement to the contrary, nothing in this Sponsor Support Agreement shall limit any rights any Insider has in his, her or their capacity as director of Acquiror pursuant to Section 7.2(b) of the Merger Agreement. Sponsor and each Insider is executing this Sponsor Support Agreement solely in his, her, their or its capacity as a record or beneficial owner of Founder Shares or Ordinary Shares, and the Company specifically acknowledges and agrees that each and every agreement herein by Sponsor and each Insider is made only in such capacity and subject to the limitations set forth in the immediately preceding sentence.

7)

This Sponsor Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor and each Insider. This Sponsor Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Company.

8)

No party hereto may, except as set forth herein, assign this Sponsor Support Agreement or assign or delegate, as applicable, any of its rights, interests, or obligations hereunder, other than in conjunction with transfers permitted by the Sponsor Agreement, without the prior written consent of the other parties hereto (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment or delegation in violation of this paragraph shall be void and ineffectual and shall not operate to transfer, assign or delegate any interest or title to the purported assignee. This Sponsor Support Agreement shall be binding on the Sponsor, each Insider and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

9)

Nothing in this Sponsor Support Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Support Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Support Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

10)

This Sponsor Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11)

This Sponsor Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12)

This Sponsor Support Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Each of the parties hereto agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Sponsor Support Agreement, or any instrument or other document delivered pursuant to this Sponsor Support Agreement exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided paragraph 13 hereof or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this paragraph 12 or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13)

All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more parties to one or more of the other parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email; provided that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this paragraph 13:

If to the Company:

c/o Symbotic
200 Research Drive
Wilmington, MA 01887
Attention:	Corey Dufresne
Email:	cdufresne@symbotic.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004 and 1870 Embarcadero Road Palo Alto, CA 94303
Attention:	Robert W. Downes George Sampas Matthew B. Goodman
Email:	downesr@sullcrom.com sampasg@sullcrom.com goodmanm@sullcrom.com

If to Acquiror, Sponsor or an Insider:

Softbank Investment Advisors Legal
One Circle Star Way
San Carlos, CA 94070
Attention:	General Counsel
Email:	legal@softbank.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas New York, NY 10019
Attention:	Jeffrey D. Marell Austin Pollet
Email:	jmarell@paulweiss.com apollet@paulweiss.com

14)

Upon the valid termination of the Merger Agreement pursuant to its terms, this Sponsor Support Agreement shall automatically terminate and be of no force and effect; provided, however, no such termination shall relieve the Sponsor, each Insider or the Company from any liability resulting from a breach of this Sponsor Support Agreement occurring prior to such termination.

15)

The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself or themselves only) to the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Sponsor Support Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate or company powers and have been duly authorized by all necessary corporate or company actions on the part of such Person; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Support Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Support Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Support Agreement, this Sponsor Support Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Support Agreement by such Person does not, and the performance by such Person of his, her, their or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Shares, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her, their or its obligations under this Sponsor Support Agreement or (C) otherwise violate any Contract to which such Person is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer);

(v) there are no Proceedings pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her or their obligations under this Sponsor Support Agreement; (vi) except for fees described in Section 4.16 of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Acquiror, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Support Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Support Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such Founder Shares and Private Placement Shares, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Shares (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Shares, other than pursuant to (A) this Sponsor Support Agreement, (B) the certificate of incorporation of Acquiror, (C) the Merger Agreement, (D) that certain Registration and Shareholder Rights Agreement, dated as of March 8, 2021, by and among Acquiror and certain security holders, (E) the Sponsor Agreement or (F) any applicable securities laws; and (x) the Founder Shares and Private Placement Shares identified on Schedule A are the only Founder Shares or Private Placement Shares owned of record or Beneficially Owned by the Sponsor and the Insiders as of the date hereof, and none of such Founder Shares or Private Placement Shares is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Shares, except as provided in this Sponsor Support Agreement.

16)

If, and as often as, there are any changes in Acquiror, the Founder Shares or the Private Placement Shares by way of share split, share dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Acquiror, Acquiror’s successor or the surviving entity of such transaction, the Founder Shares and Private Placement Shares, each as so changed; provided, however, that no such adjustment shall be made in connection with the Domestication.

17)

Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[signature page follows]

Sincerely,

SVF SPONSOR III (DE) LLC

By:	/s/ Kokoro Motegi
Name: Kokoro Motegi
Title: Manager

/s/ Ioannis Pipilis
Ioannis Pipilis

/s/ Navneet Govil
Navneet Govil

/s/ Michael Carpenter
Michael Carpenter

/s/ Michael Tobin
Michael Tobin

/s/ Cristiana Falcone
Cristiana Falcone

[Signature Page to Sponsor Support Agreement]

Acknowledged and Agreed:

WAREHOUSE TECHNOLOGIES LLC

By:	/s/ Richard B. Cohen
Name: Richard B. Cohen
Title: President

[Signature Page to Sponsor Support Agreement]